Exhibit 10.1

LONG-TERM INCENTIVE PLAN

ANNUAL GRANT PROGRAM

(Amended and Restated Effective as of December 4, 2019)

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1    Purpose. IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.), a Delaware corporation (“Company”), hereby establishes this Long-Term Incentive Plan Annual Grant Program (this ”Program”). This Program is intended to increase stockholder value and the success of the Company by motivating key executives, and such other employees as may be designated by the Human Resources and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), to perform to the best of their abilities and to achieve the objectives set forth by the Committee.

1.2    Effective Date. This Program was originally adopted by the Board on February 28, 2019, and was subsequently amended and restated on December 4, 2019. The terms of this Program as set forth in this document shall be effective on December 4, 2019.

ARTICLE 2

GRANT OF AWARDS

2.1    Determination of LTI Measures. On or before December 20 of each calendar year, the Committee, in its sole discretion, shall establish for each three fiscal-year period commencing October 1 of such calendar year, or such other period as determined by the Committee (each, a “Performance Period”):

•	cumulative measures of Company or individual performance (the ” LTI Measures”),

•

the corresponding cumulative performance levels that constitute “maximum” performance (“LTI Maximum Performance”), “target” performance (“LTI Target Performance”), and “threshold” performance (“LTI Threshold Performance”),

•	the vesting percentages for LTIP Maximum Performance, LTI Threshold Performance and LTI Target Performance, as set forth in Section 2.3 hereof,

•	the Participants, as defined below, and

•	the Target Grant for each Participant, as defined below.

2.2    LTIP Grant. The Committee may grant any executive officer of the Company or such other key employees as shall be designated by the Committee (the “Participants”) an equity or equity-based grant (an “LTIP Grant”) that shall vest based on the terms and conditions set forth by the Committee, which may include continued service of the Participant through the scheduled vesting date of the grant, and/or the achievement of the LTI Measures for the applicable Performance Period. The target number of shares of Company common stock underlying an LTIP Grant shall be determined by the Committee (the “Target Grant”). Each LTIP Grant will be evidenced by an award agreement (an “Award Agreement”) pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan dated as of February 9, 2016 or any successor plan (the “Plan”) and may be settled in cash, shares of Company common stock or a combination of the foregoing in the discretion of the Committee.

2.3     Vesting of the LTIP Grant. Unless otherwise determined by the Committee, vesting of the portion of the LTIP Grant, if any, that vests based on the achievement of the LTI Measures for the applicable Performance Period (the “Performance Grant”) shall be determined as follows:

(a)    In the event actual Company performance equals or exceeds LTI Maximum Performance, one hundred twenty percent (120%), or such other percentage as the Committee may designate, of the Performance Grant shall vest;

(b)    In the event actual Company performance equals LTI Threshold Performance, fifty percent (50%), or such other percentage as the Committee may designate, of the Performance Grant shall vest;

(c)    In the event actual Company performance exceeds LTI Threshold Performance but is less than LTI Target Performance, a portion of the Performance Grant shall vest, calculated as the product of (a) the Performance Grant and (b) a percentage calculated as a linear interpolation between fifty percent (50%), or such other percentage as the Committee may designate, and one hundred percent (100%), based on actual Company performance relative to LTI Threshold Performance and LTI Target Performance;

(d)    In the event actual Company performance equals LTI Target Performance, one hundred percent (100%) of the Performance Grant shall vest;

(e)    In the event actual Company performance exceeds LTI Target Performance but is less than LTI Maximum Performance, a portion of the Performance Grant shall vest, calculated as the product of (a) the Performance Grant and (b) a percentage calculated as a linear interpolation between one hundred percent (100%) and one hundred twenty percent (120%), or such other percentage as the Committee may designate, based on actual Company performance relative to LTI Target Performance and LTI Maximum Performance; and

(f)    In the event actual Company performance is less than LTI Threshold Performance, none of the Performance Grant shall vest.

ARTICLE 3

GENERAL PROVISIONS

3.1    Committee is the Administrator. This Program shall be administered by the Committee. The Committee may exercise any discretion provided hereunder in a non-uniform manner among Participants.

3.2    Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer this Program and to interpret the provisions of this Program. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of this Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

3.3    Participant Rights. No grant of a Target Award to a Participant for a particular Performance Period shall give such Participant a claim to be granted a Target Award for any other Performance Period.

3.4    Subject to Plan. The LTIP Grant is subject to the terms of the Award Agreement and the Plan (collectively, the “Grant Documents”) and shall be governed by the terms and conditions set forth therein. Nothing in this Program shall be construed to limit any authority afforded to the Committee pursuant to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Grant Documents, the Grant Documents will govern and prevail.

ARTICLE 4

AMENDMENT AND TERMINATION

The Board or a duly authorized committee thereof may amend or terminate this Program at any time and for any reason.

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